Exhibit 107

Calculation of Filing Fee Tables

POS AM

(Form Type)

ADC Therapeutics SA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares	Rule 415(a)	(1)		(1)			F-3	333-270570	March 24, 2023	(1)
	Debt	Debt Securities	Rule 415(a)	(1)		(1)			F-3	333-270570	March 24, 2023	(1)
	Other	Warrants	Rule 415(a)	(1)		(1)			F-3	333-270570	March 24, 2023	(1)
	Other	Subscription Rights	Rule 415(a)	(1)		(1)			F-3	333-270570	March 24, 2023	(1)
	Other	Purchase Contracts	Rule 415(a)	(1)		(1)			F-3	333-270570	March 24, 2023	(1)
	Other	Units	Rule 415(a)	(1)		(1)			F-3	333-270570	March 24, 2023	(1)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 415(a)	(1)		$300,000,000			F-3	333-270570	March 24, 2023	$33,060
	Total Offering Amounts					$300,000,000		$33,060
	Total Fees Previously Paid							$33,060
	Total Fee Offsets							$0
	Net Fee Due							$0

(1)       The amount to be registered consists of up to $300,000,000 of an indeterminate amount of common shares, debt securities, warrants, subscription rights, purchase contracts and/or units that may be offered and sold from time to time in one or more offerings.